Exhibit 99.1

Invitae Acquires CancerGene Connect, Award-Winning Risk Assessment and Family

History Analysis Platform

— Technology Expands Company’s Genome Management Support for Clinicians —

SAN FRANCISCO, June 12, 2017 – Invitae Corporation (NYSE: NVTA), one of the fastest growing genetic information companies, has acquired Ommdom Inc., which develops healthcare software, including CancerGene Connect, one of the most efficient, end-to-end platforms available for collecting and managing genetic family histories. The acquisition expands the company’s suite of genome management offerings designed to help patients and clinicians use genetic information as part of mainstream medical care.

CancerGene Connect was developed by clinicians for clinicians to streamline the collection, analysis, and management of patient family history information. The platform uses a cloud-based, mobile friendly patient interface to gather family history information prior to a clinician appointment. Once completed, powerful analysis tools using the latest research on hereditary risk analyze a patient’s predisposition to disease and provide actionable analysis to inform therapeutic decisions, such as genetic testing or treatment approaches. In addition, the platform provides clinicians with the ability to look beyond the individual to understand trends across all their patients.

“Genetic information has enormous potential to transform healthcare for the better,” said Sean George, chief executive officer of Invitae. “CancerGene Connect will allow us to expand the tools we offer to clinicians using genetic information as part of patient care. The CancerGene Connect platform is unmatched for ease of use and depth of analysis, and has strong endorsement from clinicians who use it. We’re proud to add it to the services we offer.”

By encouraging family history collection by the patients prior to their genetics appointment, CancerGene Connect assembles more thorough and detailed information. Clinicians have found that providing patients with the tools needed to answer detailed questions and connect with other family members to collect specific details significantly elevated the quality of family health data. The analysis tools that build on that data provide depth and flexibility for clinicians to tailor to each individual patient.

“We are extremely proud of the platform we’ve built with CancerGene Connect and the impact it has on improving care for patients,” said Richard Burghardt, chief executive officer of Ommdom. “Although most frequently discussed in relation to cancer, family health history also has significant and growing importance in the prevention and management of heart, metabolic, neurological, and other diseases. Joining Invitae will broaden the reach of our technology, bringing its benefits to more clinicians and their patients.”

The technology behind CancerGene Connect was first created in the late 1990s at UT Southwestern Medical Center, which developed an initial version of the tool that enabled clinicians to quickly and digitally run complex risk assessment algorithms that previously required time-intensive research calculations for each patient. It soon became an institutional standard used throughout the academic and research world. In 2013, UT Southwestern Medical Center won the prestigious Innovator Award from the Association of Community Cancer Centers (ACCC) for its work on CancerGene Connect. Ommdom has an exclusive license from UT Southwestern Medical Center to further develop and commercialize CancerGene Connect.

Under the terms of the stock exchange agreement, Invitae acquired all of Ommdom’s outstanding capital stock in exchange for approximately $6 million in Invitae common stock.

About Ommdom and CancerGene Connect

Ommdom is a software development, commercialization, and technology sales company whose core competency is healthcare software—most specifically family history collection and utilization software solutions. CancerGene Connect was originally developed by UT Southwestern Medical Center, which runs one of the largest hereditary cancer genetic counseling practices in the country, and is a complete and modern family history cloud-based genetic counseling productivity platform. CancerGene Connect not only greatly streamlines the complex and tedious process of gathering complete patient health and family histories, it utilizes this data to draw pedigrees, family tree charts, run risk algorithms, generate reports, and populate a risk assessment database for research. For more information, please go to www.cagene.com.

About Invitae

Invitae (NYSE: NVTA) is one of the fastest growing genetic information companies in the U.S. Invitae Corporation’s mission is to bring comprehensive genetic information into mainstream medical practice to improve the quality of healthcare for billions of people. Invitae’s goal is to aggregate most of the world’s genetic tests into a single service with higher quality, faster turnaround time, and lower price than many single-gene and panel tests today. The company currently provides a diagnostic service comprising approximately 1,500 genes for a variety of genetic disorders associated with oncology, cardiology, neurology, pediatrics, and other rare disease areas, as well as clinical analysis of a 20,000-gene medical exome. Additionally, the company has created a Genome Network to connect patients, clinicians, advocacy organizations, researchers, and therapeutic developers to accelerate the understanding, diagnosis, and treatment of hereditary disease. For more information, visit our website at invitae.com.

Safe Harbor Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements that the acquisition expands the company’s suite of genome management offerings to help patients and clinicians use genetic information as part of mainstream medical care; that genetic information has enormous potential to transform healthcare for the better; the benefits of CancerGene Connect, including the impact it has on improving care for patients; that family health history has significant and growing importance in the prevention and management of heart, metabolic, neurological, and other diseases; and that the transaction will broaden the reach of Ommdom’s technology, bringing its benefits to more clinicians and their patients. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: risks associated with the company’s limited experience with respect to acquisitions and its ability to integrate Ommdom successfully into its existing business; the company’s ability to retain Ommdom employees; security breaches, loss of data and other disruptions; laws and regulations applicable to the company’s business, including privacy laws; the company’s history of losses; the company’s ability to compete; and the other risks set forth in the company’s filings with the Securities and Exchange Commission, including the risks set forth in the company’s Annual Report on Form 10-Q for the quarter ended March 31, 2017. These forward-looking statements speak only as of the date hereof, and Invitae Corporation disclaims any obligation to update these forward-looking statements.

NOTE: Invitae and the Invitae logo are trademarks of Invitae Corporation. All other trademarks and service marks are the property of their respective owners.

Source: Invitae Corporation

Contact:

Investor Contact:

Kate McNeil

ir@invitae.com

347-204-4226

Media Contact:

Laura D’Angelo

pr@invitae.com

314-920-0617